EXHIBIT 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES VOTING RESULTS

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

LOUISVILLE, Ky. (May 17, 2012) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced the voting results of the Company’s 2012 Annual Meeting of Shareholders held on May 17, 2012.

At the annual meeting, the Company’s shareholders voted to elect the following board members to terms expiring at the Company’s 2013 Annual Meeting of Shareholders: Edward L. Kuntz, Joel Ackerman, Jonathan D. Blum, Dr. Thomas P. Cooper, Paul J. Diaz, Christopher T. Hjelm, Isaac Kaufman, Frederick J. Kleisner, Eddy J. Rogers, Jr., John H. Short, Ph.D. and Phyllis R. Yale.

In addition to electing directors, the Company’s shareholders approved the Company’s 2011 executive compensation program, approved the 2012 Equity Plan for Non-Employee Directors, ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012 and approved a shareholder proposal requesting the Board of Directors to adopt a policy requiring the Chair of the Company’s Board of Directors to be an independent member of the Board.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 76,000 employees in 46 states. At March 31, 2012, Kindred through its subsidiaries provided healthcare services in 2,142 locations, including 120 long-term acute care hospitals, six inpatient rehabilitation hospitals, 224 nursing and rehabilitation centers, 26 sub-acute units, 52 hospice and home care locations, 100 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,614 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for four years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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